Exhibit 99.1

PRESIDIO, INC.

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

Article I

Purpose of the Plan

The purpose of the Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) is (a) to further the growth and success of Presidio, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as defined below) by enabling directors and employees of and consultants to the Company or any of its Subsidiaries to acquire Shares (as defined below), thereby increasing their personal interest in such growth and success, and (b) to provide a means of rewarding outstanding performance by such persons to the Company and/or its Subsidiaries.

Article II

Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Adjustment Event” has the meaning set forth in Article X.

“Adoption Agreement” means an agreement between the Company and a holder of Shares or Awards, pursuant to which such holder agrees to become a party to the Securityholders Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person and/or one or more Affiliates thereof. As used in this definition and the definition of “Change in Control,” the term “control,” including the correlative terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or any partnership or other ownership interests, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management VIII, L.P. or its Affiliates, other than the Company and its Subsidiaries.

“Award Agreement” means any writing setting forth the terms of an Award that has been duly authorized and approved by the Board or the Committee.

“Awards” means, individually or collectively, any Option, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards granted under the Plan.

“Board” means the Board of Directors of the Company.

“Capital Stock” means any and all shares of, interests and participations in, and other equivalents (however designated) of stock, including, without limitation, all Common Stock.

“Cause” means, unless otherwise defined in a Participant’s Award Agreement, (a) any definition of “Cause” in an employment, severance, consulting, or similar agreement between the Company or any of its Subsidiaries and the applicable Participant; or (b) if no such agreement is in effect or if any such agreement in effect does not define “Cause,” a termination based upon any one of the following, as determined in good faith by the Board: (i) failure to abide by reasonable rules and regulations governing the transaction of business of the Company as the Company may from time to time approve, (ii) persistent inattention to duties (as opposed to unsatisfactory performance of duties), (iii) the commission of acts within employment with the Company amounting to gross negligence or willful misconduct, (iv) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company, (v) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction that is adverse to the interests of the Company or to the benefits of which the Company is entitled, (vi) commission of a felony or other crime involving moral turpitude, (vii) chronic substance abuse, including abuse of alcohol, drugs, or other substances or use of illegal narcotics or substances, or possession of illegal narcotics or substances on Company premises or while performing your duties and responsibilities, or (viii) material violation of any of the terms of any agreement between the Participant and the Company, or any of its Subsidiaries; provided that the Company shall provide the Participant written notice of the Company’s determination of the existence of Cause, and, with respect to clauses (i), (ii), (iii), and (viii), the Participant shall have a reasonable period of time, not to exceed 10 days, to cure to the extent subject to cure.

“Change in Control” means (a) the acquisition by any Person (other than the Investor, an Investor-controlled entity, any personnel affiliated with the Investor or an Investor-controlled entity, or any Affiliate of the Company immediately prior to such acquisition) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50%, indirectly or directly, of the voting power of the Company (other than any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), or (b) consummation of an amalgamation, merger, consolidation, recapitalization, or similar business combination transaction of the Company or any direct or indirect Subsidiary thereof with any other entity (other than the Investor, an Investor-controlled entity, any personnel affiliated with the Investor or an Investor-controlled entity, or any Affiliate of the Company immediately prior to such transaction) or a sale or other disposition of all or substantially all of the assets of the Company to any other Person (other than the Investor, an Investor-controlled entity, any personnel affiliated with the Investor or an Investor-controlled entity, or an Affiliate of the Company immediately prior to such transaction), following which the voting securities of the Company that are outstanding immediately prior to such transaction cease to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or the Person that owns substantially all of the Company’s assets either directly or through one or more Subsidiaries) or any parent or other affiliate thereof) at least 50% of the combined voting power of the securities of the Company or, if the Company is not the surviving entity, such surviving entity (or the person or entity that owns substantially all of the Company’s assets either directly or through one or more Subsidiaries) or any parent or other affiliate thereof, outstanding immediately after such transaction. Notwithstanding anything in the foregoing to the contrary, with respect to compensation (i) that is subject to Section 409A of the Code and (ii) for which a Change in Control would accelerate the timing of payment thereunder, the term “Change in Control” shall mean an event that is both (A) a Change in Control (as defined above) and (B) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Code and authoritative guidance thereunder, but only to the extent necessary to comply with Section 409A of the Code as determined by the Company.

“Closing Date” shall mean February 2, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee appointed by the Board to administer the Plan; provided that the term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board if the Board is administering the Plan.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in Article I.

“Corporate Transaction” has the meaning set forth in Article X.

“Disability” means, with respect to a Participant, unless otherwise defined in such Participant’s Award Agreement, that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident, disability, or health plan covering employees of the Company.

“Dividend Equivalent” has the meaning set forth in Article X.

“Effective Date” means the date the Plan is adopted by the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the closing price per share of the Common Stock on any national securities exchange or any national market system on that date, or if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is not then listed on any national securities exchange but is traded over-the-counter at the time determination of its Fair Market Value is required to be made, its Fair Market Value shall be deemed to be equal to the average between the reported high and low per share sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its Fair Market Value is made, the Board shall reasonably determine its Fair Market Value in good faith as it deems appropriate (such determination shall be made in the manner that satisfies Section 409A of the Code and in good faith, and may be based on the advice of an independent investment banker or appraiser recognized to be an expert in making such valuations).

“Initial Public Offering” means the initial underwritten public offering of the Common Stock.

“Investor” means, collectively, Apollo Management VIII, L.P., a Delaware limited partnership, and each of its Affiliates (including AP VIII Presidio Holdings, L.P., a Delaware limited partnership, but excluding the Company and its Subsidiaries) and any other investment fund or vehicle managed by Apollo Management VIII, L.P. or any of its Affiliates (including any successors or assigns of any such manager).

“Investor Investment” means direct or indirect investments in Shares or other Capital Stock of the Company made by the Investor on or after the Closing Date, but excluding any purchases or repurchases of Shares on any securities exchange or any national market system after the Initial Public Offering.

“MOIC” means the return to the Investor on the Investor Investment of a multiple of the Investor Investment at any date for determination thereof (which, for the avoidance of doubt, may include the date of any extraordinary dividend paid by the Company to its stockholders, any sale or other disposition of Shares made by the Investor for which consideration is paid to the Investor, or any other Corporate Transaction), the amount of which shall be determined by dividing (a) the aggregate amount of cash and the fair market value of any securities that are traded on any securities exchange or national market system, received, on a cumulative basis, by the Investor as a return on the Investor Investment that has been distributed to investors in investment funds managed by AP VIII Presidio Holdings, L.P. or any of its Affiliates that were distributed to the Investor in respect of all Investor Investments, assuming all Investor Investments were purchased by one Person and were held continuously by such Person, on or prior to the date of such determination (excluding, in each case, any amounts payable in respect of an Investor Investment that are not directly attributable to an Investor Investment (such exclusions to include, without limitation, closing fees, investment banking fees, or similar fees, and management fees and other payments pursuant to a management agreement and expense reimbursement (including, but not limited to, any indemnification payments)) by (ii) the aggregate amount invested by the Investor for all Investor Investments.

“Notice” has the meaning set forth in Section 5.7.

“Nonqualified Stock Option” means an Option that is not designated as an “incentive stock option” within the meaning of Section 422 of the Code.

“Option” means a stock option to purchase a Share granted under Article V.

“Option Price” has the meaning set forth in Section 5.4.

“Option Shares” has the meaning set forth in Section 5.7(b).

“Other Stock-Based Awards” means awards settleable in, or based upon, Common Stock other than Options, Restricted Stock, and Restricted Stock Units.

“Participant” has the meaning set forth in Article IV.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency, or political subdivision thereof.

“Plan” has the meaning set forth in Article I.

“Purchase Price” has the meaning set forth in Section 6.2.

“Qualified Public Offering” has the meaning set forth in the Securityholders Agreement.

“Registration Statement” means a registration statement filed by the Company with the SEC.

“Reserved Shares” means, at any time, an aggregate of 8,728,686 Shares, as the same may be adjusted at or prior to such time in accordance with Article X.

“Restricted Stock” means Shares that are subject to certain specified restrictions granted under Article VII.

“Restricted Stock Unit” means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property that is subject to certain restrictions, granted under Article VIII.

“Restriction Period” means the period of time determined by the Committee during which an Award is subject to restrictions.

“Rollover Options” means Options issued in exchange for options to purchase the common stock, par value $0.01, of Presidio Holdings Inc., a Delaware corporation, on the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders Agreement” means the Securityholders Agreement, by and among the Company and certain of its securityholders, dated as of February 2, 2015, as amended and restated upon the completion of the Initial Public Offering, as it may be amended, supplemented, restated, or otherwise modified from time to time.

“Service” means service as an employee or director of, or consultant to, the Company or any of its Subsidiaries. Unless otherwise provided in an Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be an employee or director of, or consultant to, the Company or any of its Subsidiaries.

“Shares” means shares of Common Stock.

“Stock Award” means an Award of the right to purchase Shares under Article VI of the Plan.

“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners, or similar governing Persons thereof.

“Termination Date” means the tenth anniversary of the Effective Date.

“Termination of Service” means termination of the Participant’s Service with the Company and its Subsidiaries for any reason, including, as a result of such Subsidiary no longer being a Subsidiary of the Company because of a sale, divestiture, or other disposition of such Subsidiary by the Company (whether such disposition is effected by the Company or another Subsidiary thereof). Notwithstanding the foregoing, (i) a Termination of Service shall not be deemed to have occurred if a Participant remains an employee, consultant, or director of the Company or any Subsidiary; and (ii) with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code.

“Vested Options” means Options that have vested in accordance with the applicable Award Agreement.

Article III

Administration of the Plan; Shares Subject to the Plan

3.1	Committee.

The Plan shall be administered by the Board or the Committee.

3.2	Procedures.

The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. The entire Committee shall constitute a quorum and the actions of the entire Committee present at a meeting, or actions approved in writing by the entire Committee, shall be the actions of the Committee.

3.3	Interpretation; Powers of Committee.

Except as may otherwise be expressly reserved to the Board as provided herein, and with respect to any Award, except as may otherwise be provided in the Award Agreement evidencing such Award or an employment or consulting agreement between the Participant and the Company, the Committee shall have all powers with respect to the administration of the Plan, including the authority to:

(a) determine eligibility and the particular Persons who shall receive Awards;

(b) grant Awards to eligible Persons, determine the price and number of securities to be offered or awarded to any of such Persons, determine the other specific terms and conditions of Awards consistent with the express limits of the Plan, establish the installments (if any) in which such Awards shall become exercisable or shall vest and the respective consequences thereof (or determine that no delayed exercisability or vesting is required), and establish the events of termination or reversion of such Awards;

(c) approve the forms of Award Agreements, which need not be identical either as to type of Award or among Participants;

(d) construe and interpret the provisions of the Plan and any Award Agreement or other agreement defining the rights and obligations of the Company and Participants under the Plan, make factual determinations with respect to the administration of the Plan, further define the terms used in the Plan, and prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(e) cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Awards held by Participants, subject to any required consent under Article XIII;

(f) accelerate or extend the exercisability or extend the term of any or all outstanding Awards, subject to any consent required under Article XIII; and

(g) make all other determinations and take such other action as contemplated by the Plan or as may be necessary or advisable for the administration of the Plan and the effectuation of its purposes.

All decisions of the Board or the Committee, as the case may be, shall be reasonable and made in good faith and shall be final, binding, and conclusive on all Participants in the Plan.

3.4	Compliance with Section 162(m) of the Code.

The Company may establish a committee of outside directors meeting the requirements of Section 162(m)(2) of the Code to (a) approve Awards that might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes by the Company pursuant to Section 162(m) of the Code, and (b) administer the Plan. In such event, the powers reserved to the Committee in the Plan shall be exercised by such committee. In addition, Awards under the Plan may be granted upon satisfaction of the conditions to such grants provided pursuant to Section 162(m) of the Code and any Treasury Regulations promulgated thereunder.

3.5	Number of Shares.

Subject to the provisions of Article X (relating to adjustments upon changes in capital structure and other corporate transactions), the aggregate number of Shares with respect to which Awards may be granted under the Plan shall not exceed the Reserved Shares. Shares that are subject to or underlie Options granted under the Plan (other than Rollover Options) that expire or for any reason are cancelled or terminated without having been exercised (or Shares subject to or underlying the unexercised portion of any Options, in the case of Options that were partially exercised at the time of their expiration, cancellation, or termination), as well as Shares that are subject to Stock Awards made under the Plan that are not actually purchased pursuant to such Stock Awards and Shares that are subject to Restricted Stock or Restricted Stock Units that are forfeited, shall again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent Award grants under the Plan.

3.6	Reservation of Shares.

The number of Shares reserved for issuance with respect to Awards granted under the Plan shall at no time be less than the maximum number of Shares which may be issued or delivered at any time pursuant to outstanding Awards.

Article IV

Eligibility

Awards may be granted under the Plan only to Persons who are employees or directors of, or consultants to, the Company or any of its Subsidiaries on the date of the grant. Each such Person to whom an Award is granted under the Plan is referred to herein as a “Participant.”

Article V

Stock Options

5.1	General.

Options may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Options may be awarded either alone or in addition to other Awards granted under the Plan. Each Option granted under the Plan shall be designated as a Nonqualified Stock Option and shall be subject to the terms and conditions applicable to Nonqualified Stock Options set forth in the Plan. Each Option shall be evidenced by an Award Agreement incorporating the terms and provisions of the Plan that shall be executed by the Company and the Participant. The Award Agreement shall specify the number of Shares for which such Option shall be exercisable, the option price as determined in accordance with Section 5.4 (the “Option Price”) for such Shares and the other terms and conditions of the Option.

5.2	Vesting.

The Committee, in its sole discretion, shall determine and set forth in the Award Agreement whether and to what extent any Options are subject to vesting based upon the Participant’s continued Service to, or the Participant’s performance of duties for, the Company and its Subsidiaries, or upon any other basis.

5.3	Date of Grant.

The date of grant shall be the date on which the granting of an Award is authorized by the Committee, or such other date as may be specified in such authorization or the applicable Award Agreement.

5.4	Option Price.

The Option Price shall be determined by the Committee and set forth in the Award Agreement. In no event, however, may the Committee determine an Option Price that is less than the Fair Market Value of a Share on the date of grant.

5.5	Automatic Termination of Options.

Each Option granted under the Plan, to the extent not previously exercised, shall automatically terminate and shall become null and void and be of no further force or effect upon such date or dates as are set forth in the applicable Award Agreement, consistent with the terms of the Plan.

5.6	Payment of Option Price.

The aggregate Option Price shall be paid in cash (by wire transfer of immediately available funds to a bank account of the Company designated by the Committee or by delivery of a personal or certified check payable to the Company); provided that the Committee may, in its sole discretion, specify one or more of the following other forms of payment that may be used by a Participant (but only to the extent permitted by applicable law) upon exercise of the Participant’s Option:

(a) by surrender of Shares (by delivery of such Shares or by attestation) with a Fair Market Value equal to the Option Price that were obtained by the Participant in the public market (but, subject in any case, to the applicable limitations of Rule 16b-3 under the Exchange Act);

(b) to the extent permitted by applicable law, if the Common Stock is a class of securities then listed or admitted to trading on any national securities exchange or traded on any national market system, in compliance with any cashless exercise program authorized by the Board or the Committee for use in connection with the Plan at the time of such exercise (but, subject in any case, to the applicable limitations of Rule 16b-3 under the Exchange Act);

(c) a combination of the methods set forth in this Section 5.6; or

(d) by such other means as are permitted by the Committee in its sole discretion or as set forth in the applicable Award Agreement.

5.7	Notice of Exercise.

A Participant (or other Person, as provided in Section 11.2) may exercise an Option (for the Shares represented thereby) granted under the Plan in whole or in part (but for the purchase of whole Shares only), as provided in the Award Agreement evidencing such Participant’s Option, by delivering a written notice (the “Notice”) to the Secretary of the Company. The Notice shall state:

(a) that the Participant elects to exercise the Option;

(b) the number of Shares with respect to which the Option is being exercised (the “Option Shares”);

(c) the method of payment for the Option Shares (which method must be available to the Participant under the terms of the Participant’s Award Agreement);

(d) the date upon which the Participant desires to consummate the purchase of the Option Shares (which date must be prior to the termination of such Option); and

(e) any additional provisions consistent with the Plan as the Committee may from time to time require.

The exercise date of an Option shall be the date on which the Company receives the Notice from the Participant. Such Notice shall also contain, to the extent such Participant is not then a party to the Securityholders Agreement (and the Securityholders Agreement has not been terminated prior to such date), an Adoption Agreement, in form and substance satisfactory to the Board pursuant to which the Participant agrees to become a party to the Securityholders Agreement.

5.8	Issuance of Option Shares.

The Company shall issue the Option Shares purchased upon exercise of an Option as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such Option Shares; provided that the Company, in its sole discretion, may elect to not issue any fractional Shares upon the exercise of an Option (determining the fractional Shares after aggregating all Shares issuable to a single holder as a result of an exercise of an Option for more than one Share) and, in lieu of issuing such fractional Shares, shall pay the Participant the Fair Market Value thereof as determined by the Board in good faith. Option Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Option Shares shall be registered in the name of such Participant (or other Person exercising the applicable Option in accordance with the provisions of Section 11.2). Neither the Participant nor any Person exercising an Option in accordance with the provisions of Section 11.2 shall have any privileges as a stockholder of the Company with respect to any Option Shares issuable upon exercise of an Option granted under the Plan until the date of issuance of the Option Shares pursuant to this Section 5.8.

Article VI

Stock Awards

6.1	General.

Stock Awards may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Stock Awards may be awarded either alone or in addition to other Awards granted under the Plan. Each Stock Award shall be evidenced by an Award Agreement that shall be executed by the Company and the Participant. The Award Agreement shall specify the terms and conditions of the Stock Award, including, without limitation, the number of Shares covered by the Stock Award, the Purchase Price, if any, for such Shares, and the deadline for the purchase of such Shares.

6.2	Purchase Price; Payment.

The price (the “Purchase Price”), if any, at which each Share covered by the Stock Award may be purchased upon exercise of a Stock Award shall be determined by the Committee and set forth in the applicable Award Agreement. The Company shall not be obligated to issue the Shares purchased under this Article VI unless and until it receives full payment of the aggregate Purchase Price therefor and all other conditions to the purchase, as reasonably determined by the Committee, have been satisfied. The Purchase Price of any shares subject to a Stock Award must be paid in full at the time of the purchase.

Article VII

Restricted Stock

7.1	General.

Shares of Restricted Stock may be granted under the Plan at any time and from time to time on or prior to the Termination Date. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Participants to whom and the time or times at which grants of Restricted Stock shall be awarded, the number of Shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, in addition to those contained in Section 7.3. The Committee may, prior to grant, condition the vesting of Restricted Stock upon the Participant’s continued Service to, or the Participant’s performance of duties for, the Company and its Subsidiaries, or upon any other basis.

7.2	Awards and Certificates.

Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award. The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

7.3	Terms and Conditions.

Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) Subject to the provisions of the Plan and the Award Agreement referred to in Section 7.3(d), during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber Shares of Restricted Stock. Within these limits, the Committee may provide for the lapse of restrictions based upon period of Service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of Service.

(b) Except as provided in Section 7.3(a) and this Section 7.3(b), and unless otherwise provided in the applicable Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends. As determined by the Committee in the applicable Award Agreement, cash dividends on the class or series of Shares of Restricted Stock shall be either (i) held subject to the vesting of the underlying Restricted Stock, (ii) distributed in full or in part without regard to the vested status of the underlying Restricted Stock, or (iii) reinvested in additional Shares of Restricted Stock subject to the same vesting conditions and restrictions applicable to the underlying Restricted Stock. Notwithstanding the foregoing, extraordinary dividends shall be subject to Article X.

(c) If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates, if any; provided that the Committee, in its sole discretion, may account for such Shares through book-entry or other electronic means rather than the issuance of stock certificates.

(d) Each Award of Restricted Stock shall be confirmed by, and be subject to, the terms of an Award Agreement.

Article VIII

Restricted Stock Units

8.1	General.

Restricted Stock Units are Awards denominated in Shares that shall be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Participants to whom and the time or times at which grants of Restricted Stock Units shall be awarded, the number of Shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, in addition to those contained in Section 8.2.

8.2	Terms and Conditions.

The Committee may, in connection with the grant of Restricted Stock Units, condition the vesting thereof upon the Participant’s continued Service, or the Participant’s performance of duties for, the Company and its Subsidiaries, or upon any other basis. Each Award of Restricted Stock Units shall be confirmed by, and be subject to, the terms of an Award Agreement. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s Termination of Service. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death. The Award Agreement for Restricted Stock Units shall specify whether, to what extent, and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock, or other property corresponding to dividends payable on the Common Stock (subject to Section 21.3).

Article IX

Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, dividend equivalents and convertible debentures, may be granted under the Plan.

Article X

Adjustments

10.1	Adjustments.

In the event of an extraordinary stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company, an extraordinary cash dividend, separation, spinoff, or a reorganization (each, an “Adjustment Event”), the Committee or the Board shall make such equitable adjustments, if any, as it deems appropriate and equitable to reflect such change with respect to the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, the number and kind of Shares or other securities subject to outstanding Awards, performance metrics and targets underlying outstanding Awards, and the Option Price of outstanding Options. Notwithstanding the foregoing, in the event of an Adjustment Event that is an extraordinary cash dividend by the Company to its stockholders, the Option Price of any outstanding Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws; and, if such reduction cannot be fully effected due to such tax laws, then the Company shall pay to such Participant a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not eligible to be applied to reduce the Option Price of the applicable Option (any such amount, a “Dividend Equivalent”) as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b) for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share (and if such unvested Option is forfeited, any rights to any corresponding Dividend Equivalent shall also be forfeited).

10.2	Corporation Transaction.

In the event of a merger, consolidation, acquisition of property or securities, stock rights offering, liquidation, disaffiliation (e.g., a spin-off or sale of all or substantially all of the assets of the Company), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, the number and kind of Shares or other securities subject to outstanding Awards, performance metrics and targets underlying outstanding Awards, and the Option Price of outstanding Options. In the case of Corporate Transactions, such adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property, or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the Option Price of such Option shall conclusively be deemed valid), and/or the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards. Any adjustments referred to in this Article X shall be made by the Committee or the Board in its discretion and shall, absent manifest error, be final, conclusive, and binding on all Persons holding any Awards granted under the Plan.

Article XI

Restrictions on Awards

11.1	Compliance With Securities Laws.

No Awards shall be granted under the Plan, and no Shares shall be issued and delivered pursuant to Awards granted under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable federal, state, or foreign registration, listing, and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction. The Committee in its discretion may, as a condition to the delivery of any Shares pursuant to any Award granted under the Plan, require the applicable Participant to (a) represent in writing that the Shares received pursuant to such Award are being acquired for investment and not with a view to distribution and (b) make such other representations and warranties as are deemed reasonably appropriate by the Committee. Stock certificates, if any, representing Shares acquired under the Plan that have not been registered under the Securities Act shall, if required by the Committee, bear such legends as may be required by the Securityholders Agreement or the applicable Award Agreement.

11.2	Nonassignability of Awards.

No Award granted under the Plan shall be assignable or otherwise transferable by the Participant, except by designation of a beneficiary, by will, or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Participant only by the Participant, unless the Participant becomes subject to a Disability. If a Participant dies or becomes subject to a Disability, the Participant’s Options shall thereafter be exercisable, during the period specified in the applicable Award Agreement (as the case may be), by the Participant’s designated beneficiary or if no beneficiary has been designated in writing, by the Participant’s executors or administrators to the full extent (but only to such extent) to which such

Options were exercisable by the Participant at the time of (and after giving effect to any vesting that may occur in connection with) the Participant’s death or Disability. Before granting any Awards or issuing any Shares under the Plan to any Person who is not already a party to the Securityholders Agreement, the Company shall obtain an executed Adoption Agreement from such Person, in form and substance satisfactory to the Board, unless a Qualified Public Offering shall have already occurred prior to such grant or issuance.

11.3	No Right to an Award or Grant; Unfunded Plan.

Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Person any right to be granted an Option to purchase Common Stock or receive an Award under the Plan, except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth in the Award Agreement. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

11.4	No Evidence of Service.

Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of the Participant’s Service with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary, in its sole discretion (subject to the terms of any separate agreement to the contrary), at any time to terminate such Service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

11.5	No Restriction of Corporate Action.

Nothing contained in the Plan or in any Award Agreement shall be construed to prevent the Company or any Subsidiary or Affiliate of the Company from taking any corporate action that is deemed by the Company or by its Subsidiaries and Affiliates to be appropriate or in its best interest, whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant or beneficiary of a Participant shall have any claim against the Company or any Affiliate as a result of any corporate action.

Article XII

Term of the Plan

The Plan shall become effective on the Effective Date and shall terminate on the Termination Date. No Awards may be granted after the consummation of the Initial Public Offering. Any Award outstanding as of the consummation of the Initial Public Offering or Termination Date shall remain in effect and the terms of the Plan shall apply until such Award terminates as provided in the Plan or the applicable Award Agreement.

Article XIII

Amendment of the Plan

The Plan may be modified or amended in any respect, and at any time or from time to time, by the Board or by the Committee with the prior approval of the Board. Notwithstanding the foregoing, the Plan may not be modified or amended as it pertains to any existing Award Agreement without the consent of an applicable Participant where such modification or amendment would materially impair the rights of such Participant. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or regulation or the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Common Stock.

Article XIV

Captions

The use of captions in the Plan is for convenience. The captions are not intended to provide substantive rights.

Article XV

Withholding Taxes

Upon any exercise, payment, or settlement of any Award, the Company shall have the right at its option and in its sole discretion to (a) require the Participant to pay or provide for payment of the amount of any taxes that the Company or any Subsidiary may be required to withhold with respect to such exercise or payment, (b) deduct from any amount payable to the Participant in cash or securities in respect of the Award the amount of any taxes that the Company may be required to withhold with respect to such exercise or payment, (c) reduce the number of Shares to be delivered to the Participant in connection with such exercise or payment by the appropriate number of Shares, valued at their then–Fair Market Value, to satisfy the minimum withholding obligation, or (d) set forth other methods in an applicable Award Agreement. In no event shall the value of Shares withheld under clause (c) above exceed the minimum amount of required withholding under applicable law.

Article XVI

Section 83(b) Election

To the extent permitted by the Board or Committee, each Participant of a Stock Award or Restricted Stock may, but is not obligated to, make an election under Section 83(b) of the Code to be taxed currently with respect to such Award issued under the Plan. The election permitted under this Article XVI shall comply in all respects with and shall be made within the period of time prescribed under Section 83(b) of the Code. Each Participant shall prepare such forms as are required to make an election under Section 83(b) of the Code. The Company shall have no liability to any Participant who fails to make a permitted Section 83(b) election in a timely manner.

Article XVII

Section 409A of the Code

The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretive authority thereunder. If any distribution or settlement of an Award pursuant to the terms of the Plan or an Award Agreement would subject a Participant to tax under Section 409A of the Code, the Company may modify the Plan or applicable Award Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code, and/or any rules, regulations, or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant. Any settlement of Awards subject to Section 409A of the Code in connection with a Change in Control shall be effectuated in a manner that complies with the requirements of Section 409A of the Code.

Article XVIII

Section 16 of the Exchange Act

It is intended that the Plan and any Award made to a Participant subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. Accordingly, unless otherwise provided by the Committee, if any provisions of the Plan or any Award would disqualify the Plan or the Award, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

Article XIX

Other Provisions

Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

Article XX

Number and Gender

With respect to words used in the Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice versa, as the context requires.

Article XXI

Miscellaneous

21.1	Subsidiary Employees.

In the case of a grant of an Award to an employee, director or consultant of any Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares , if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary shall transfer the Shares to the employee, director or consultant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or cancelled shall revert to the Company.

21.2	Foreign Employees and Foreign Law Considerations.

The Committee may grant Awards to Participants who are foreign nationals, who are located outside the United States, who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

21.3	Limitation on Dividend Reinvestment and Dividend Equivalents.

Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3.5 for such reinvestment (taking into account then-outstanding Options and other Awards).

Article XXII

Governing Law

All questions concerning the construction, interpretation, and validity of the Plan, any Award Agreements, and any other instruments evidencing the Awards granted hereunder shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of the Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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As adopted by the Board of Directors of Presidio, Inc. on February 24, 2017.